Exhibit 10.21

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is entered into as of July 8, 2013, by and between Tropicana Las Vegas, Inc. ("Company"), and Jason Goudie ("Employee").

Company hereby employs Employee, and Employee hereby accepts employment by the Company, as Company's Vice President of Finance/Chief Financial Officer to perform such executive managerial or administrative duties, commensurate with Employee's position, as Company may specify from time to time, during the Term (as defined in Section 1).

1.

Effective Date; Term. This Agreement shall be effective on July 8, 2013 (the “Effective Date”). Subject to earlier termination as provided herein and a probationary period (“Probationary Period”) which shall consist of six (6) months following the Effective Date, the term of the Employee's employment hereunder shall commence on July 8, 2013 and terminate on July 7, 2016 (“Term”). The Company may elect to extend the term of this Agreement for an additional year by providing written notice to Employee on or before April 18, 2016. If Employee remains employed in any capacity by the Company following expiration of the Term, any such employment shall be on an at-will basis unless otherwise agreed to in a writing signed by both parties.

2.

Base Salary. During the Term, in consideration of the performance by Employee of Employee's obligations hereunder to Company and its parents, subsidiaries, affiliates and joint ventures (collectively, the "Company"), in any capacity, Company shall pay Employee an annual base salary of $262,600 (the “Base Salary”), which is subject to modification, up, from time to time at the Company’s sole discretion. Employee’s Base Salary shall be payable in accordance with the payroll practices of Company as in effect from time to time for Company's employees. Employee shall receive a one-time signing bonus of $25,000 upon execution of this Agreement, less deductions for taxes and other withholdings required by law.

3.

Bonus Compensation. Employee shall be eligible to receive a Performance Bonus, as defined in Exhibit “A”. A Performance Bonus, if payable, shall be paid to Employee by the Company within ninety (90) days following the end of the applicable Performance Period (each, a “Payment Date”). Employee must be employed by Company on the Payment Date to be eligible to receive a Performance Bonus.

4.

Equity Bonus Pool. In addition to the Base Salary and the Bonus Compensation, Employee shall be eligible to participate in the Equity Bonus Pool. The Equity Bonus Pool consists of five percent (5%) of the gain upon sale of Tropicana Las Vegas, Inc., such gain computed at the same cost basis as that of Trilliant Gaming Nevada, Inc., the Company’s controlling shareholder. Employee’s interest in the Equity Bonus Pool shall vest one hundred percent (100%) on the fifth anniversary of the effective date of this agreement.

5.

Executive Benefit Programs. During the Term, Employee shall be entitled to participate in Company’s Executive benefit plans as are generally made available from time to time to Company’s Executives, subject to the terms and conditions of such plans, and subject to Company’s right to amend, terminate or take other similar actions with respect to such plans.

6.

Business Expense Reimbursements. Company will pay or reimburse Employee for all pre-approved, reasonable out-of-pocket expenses, including travel expenses, that Employee incurs during the Term in the course of performing Employee's duties under this Agreement upon timely submission of appropriate documentation and provided that such has been pre-approved by Company and the submitted documentation complies with the Company’s policy for reimbursement of reasonable business expenses.

7.

Extent of Services. Employee agrees that the duties and services to be performed by Employee shall be performed exclusively for the Company. Employee further agrees to perform such duties in an efficient, trustworthy and businesslike manner. Employee agrees not to render to others any service of any kind whether or not for compensation, or to engage in any other business activity whether or not for compensation, that is similar to or conflicts with the performance of Employee's duties under this Agreement, without the prior written approval of the Company.

8.

Policies and Procedures. In addition to the terms herein, Employee agrees to be bound by Company's policies and procedures as they may be amended by Company from time to time. In the event the terms in this Agreement conflict with Company's policies and procedures, the terms herein shall take precedence. Employee acknowledges having read Company's policies, procedures and manuals and agrees to abide by the same, including but not limited:

a.	Company’s policy regarding excessive drinking, use of drugs, and lewd conduct (whether by Employee or by customers); and

b.	Company’s policy regarding tip procedures.

9.

Licensing Requirements. Employee acknowledges that Company is engaged in a business that is or may be subject to and exists because of privileged licenses issued by governmental authorities in Nevada and other jurisdictions in which Company is engaged or has applied or during the Term may apply to engage in the gaming business. If requested to do so by Company, Employee shall apply for and obtain any license, qualification, clearance or the like which shall be requested or required of Employee by any regulatory authority having jurisdiction over Company.

10.

Failure to Satisfy Licensing Requirement. If Employee fails to satisfy any licensing requirement referred to in the Section above, or if any governmental authority directs the Company to terminate any relationship it may have with Employee, or if Company shall determine, in Company's sole and exclusive judgment, that Employee was, is or might be involved in, or is about to be involved in, any activity, relationship(s) or circumstance which could or does jeopardize Company's business, reputation or such licenses, or if any such license is threatened to be, or is, denied, curtailed, suspended or revoked, this Agreement may be terminated by Company and the parties' obligations and responsibilities shall be determined by the provisions of Section 14.

11.	Restrictive Covenants.

a.

Competition. Employee acknowledges that, in the course of Employee's responsibilities hereunder, Employee will form relationships and become acquainted with certain confidential and proprietary information as further described in Section 12(c). Employee further acknowledges that such relationships and information are and will remain valuable to the Company and that the restrictions on future employment, if any, are reasonably necessary in order for Company to remain competitive in the gaming, hospitality, entertainment and night club industry.

i.

In recognition of Company's heightened need for protection from abuse of relationships formed or information garnered before and during Employee’s employment with Company, Employee agrees that for a three (3) month period immediately following the Employee’s separation of Employee’s employment, for any reason including the expiration of the Term of this Agreement (the “Restrictive Period”), not to directly or indirectly be employed by, provide consultation or other services to, engage or participate in, provide advice, information or assistance to, fund or invest in, or otherwise be connected or associated in any way or manner with, any firm, person, corporation or other entity which is either directly, indirectly or through an affiliated company or entity, engaged in, or proposes to engage in, the gaming, business in Clark County, Nevada, or in or within a 150 mile radius of any other jurisdiction in which the Company during the Restrictive Period is or proposes to be engaged in gaming industry. Employee will not circumvent the foregoing restrictions by assisting or engaging in these activities within Clark County, Nevada, through remote means such as telephone, mail, or electronic communications from outside Clark County, Nevada, during the Restrictive Period. In addition, the foregoing restrictions apply whether or not Employee is being compensated by such other entity.

b.

Nonsolicitation. Employee has the responsibility for developing goodwill and other related services and has access to confidential information regarding customers. Employee further covenants and agrees that Employee shall not directly or indirectly:

i.

At any time, either during or after Employee’s employment with Company, regardless of the reason for Employee’s separation, make known to any third party the names and addresses of any of the customers, employees or former employees of the Company, or any other information pertaining to those customers;

ii.

At any time, either during or after Employee’s employment with Company, regardless of the reason for Employee’s separation, call on, solicit, induce to leave and/or take away, or attempt to call on, solicit, induce to leave and/or take away, any of the customers of the Company (this shall not be deemed to include Employee’s customers that he had prior to being employed by the Company) either for Employee's own account or for any third party;

iii.

At any time, either during or after Employee’s employment with Company, regardless of the reason for Employee’s separation, call on, solicit and/or take away, any potential or prospective customer of the Company, on whom the Employee called or with whom Employee became acquainted during employment with the Company, either for Employee's own account or for any third party; and

iv.

Approach or solicit any current employee or former employee that has been separated for less than one (1) year from employment with Company or independent contractor of any member of the Company with a view towards enticing such person to leave the employ or service of the Company, or hire or contract with any current employee or former employee that has been separated for less than one (1) year or independent contractor of the Company, without the prior written consent of the Company, such consent to be within Company's sole and absolute discretion.

v.

Notwithstanding the foregoing, no confidential or proprietary information, nor Trade Secrets of the Company as set forth in Section 11(c) below may be revealed by Employee at any time, even after the separation of Employee’s employment with Company, regardless of the reason for Employee’s separation including the expiration of the Term of this Agreement.

c.

Confidentiality. Employee covenants and agrees that Employee shall not at any time during the Term or thereafter, without Company's prior written consent, such consent to be within Company's sole and absolute discretion, disclose or make known to any person or entity outside of the Company any Trade Secrets (as defined below), or proprietary or other confidential information concerning the Company, including without limitation, Company's customers and its food and beverage, casino, night club, beach club, day club, hotel and marketing practices, procedures, management policies or any other information regarding the Company which is not already and generally known to the public through no wrongful act of Employee or any other party. Employee covenants and agrees that Employee shall not at any time during the Term, or thereafter, without the Company's prior written consent, utilize any such Trade Secrets, proprietary or confidential information in any way, including communications with or contact with any such customer other than in connection with employment hereunder. For purposes of this Section 11(c), Trade Secrets is defined as information (including, but not limited to, all information, materials or terms included within the Nevada Revised Statutes ("NRS")), including a formula, pattern, compilation, program, device, method, know-how, technique or process, that derives economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who may or could obtain any economic value from its disclosure or use.

d.

Third Party Information. Employee acknowledges that Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee will hold all such confidential or proprietary information in the strictest confidence and will not disclose it to any person or entity or to use it except as necessary in carrying out Employee's duties hereunder consistent with Company’s agreement with such third party.

e.

Company's Property. Employee hereby confirms that Trade Secrets, proprietary or confidential information and all information concerning customers who utilize the goods, services or facilities of any hotel and/or casino owned, operated or managed by Company constitute Company's exclusive property (this shall not be deemed to include Employee’s property that he possessed prior to the Effective Date hereof). Employee agrees that upon termination of employment, Employee shall promptly return to the Company all notes, notebooks, memoranda, computer disks, and any other similar repositories of information (regardless of whether Employee possessed such information prior to the date hereof) containing or relating in any way to the Trade Secrets or proprietary or confidential information of the Company, including but not limited to, the documents referred to in Section 11(c). Such repositories of information also include but are not limited to any so-called personal files or other personal data compilations in any form, which in any manner contain any Trade Secrets or proprietary or confidential information of the Company.

f.

Notice to Company. Employee agrees to promptly notify Company, during Employee's employment with Company, of any contacts made by any third party, which concern or relate to an offer of future employment (or consulting services) to Employee.

12.	Representations. Employee hereby represents, warrants and agrees with Company that:

a.

The covenants and agreements contained in Section 11 above are reasonable, appropriate and suitable in their geographic scope, duration and content; the Company's agreement to employ the Employee and a portion of the compensation and consideration to be paid to Employee hereunder, is in partial consideration for such covenants and agreements; the Employee shall not, directly or indirectly, raise any issue of the reasonableness, appropriateness and suitability of the geographic scope, duration or content of such covenants and agreements in any proceeding to enforce such covenants and agreements; and such covenants and agreements shall survive the termination of this Agreement, in accordance with their terms;

b.

The enforcement of any remedy under this Agreement will not prevent Employee from earning a livelihood, because Employee's past work history and abilities are such that Employee can reasonably expect to find work in other areas and lines of business;

c.	The covenants and agreements stated in Section 11 above are essential for the Company's reasonable protection;

d.	Company has reasonably relied on these covenants and agreements by Employee; and

e.

Employee has the full right to enter into this Agreement and by entering into and performance of this Agreement will not violate or conflict with any arrangements or agreements Employee may have or agreed to have with any other person or entity; and

f.

The restrictive covenants period(s) stated in Section 11 above shall be tolled and extended during any time period that the Employee is in breach of Employee’s obligations. If the Company initiates legal action to enforce the restrictions and obtains an injunction against Employee, then the appropriate non-compete and other restrictive covenant terms will begin to run on the date that the injunction is entered.

g.

Severability of Covenants/Blue Penciling. Employee acknowledges and agrees that the covenants herein are necessary for the protection of the Company’s legitimate interests, are reasonable and valid in duration and geographical scope, and in all other respects. If any court determines that any of the covenants or any part thereof, is invalid or unenforceable, the remainder of the covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court shall have the power to reduce the duration or geographical scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable and shall be enforced. Should, however, a court of competent jurisdiction deem any covenant to be impermissibly over-broad, it is the desire and intention of the parties that the covenant be enforced to the greatest extent deemed to be enforceable.

h.

Additionally, Employee agrees that in the event of Employee's breach or threatened breach of any covenants and agreements set forth in Section 11 above, Company may seek to enforce such covenants and agreements through any equitable remedy, including specific performance or injunction, without waiving any claim for damages. In any such event, Employee waives any claim that the Company has an adequate remedy at law or for the posting of a bond.

i.

Employee warrants and undertakes that there is no legal, commercial, contractual or other restriction that precludes or might preclude Employee from fully performing Employee’s obligations pursuant to this Agreement, and that Employee was in no way induced to terminate their employment with their previous employer based on any promises or communications by Company or any of its employees. Employee represents and warrants to Company that Employee has complied and will comply with all the terms and conditions of any and all applicable nondisclosure, confidentiality and nonsolicitation agreements between Employee and any former employer or entity with which Employee worked in any capacity, and that Employee’s execution of this Agreement, and the delivery of Employee’s services to the Company pursuant to this Agreement will not violate any of prior, valid, and enforceable noncompete, confidentiality and nonsolicitation agreements. It is agreed and understood that this provision is a material inducement to the Company entering into this Agreement with Employee and that violation of this provision may be deemed “for cause” by the Company, upon its own discretion, and result in the immediate termination of Employee’s employment pursuant to Section 14 of this Agreement. Employee shall certify compliance under oath upon request of the Company. Employee further agrees that if Employee’s relationship with the Company terminates for any reason, Employee consents to the notification of the new employer of Employee’s rights and obligations under this Agreement by the Company providing a copy of this Agreement or otherwise.

13.

Termination for Death or Disability. Employee's employment hereunder shall terminate upon Employee's death or Disability (as defined below). In the event of Employee's death or Disability, Employee (or Employee's estate or beneficiaries in the case of death) shall have no right to receive any compensation or benefit hereunder or otherwise from the Company on and after the effective date of termination of employment other than (1) unpaid Base Salary earned to the date of termination of employment (which shall be paid on Company's next scheduled payroll date), and (2) any earned but unpaid compensation under the Bonus Plan as provided in Exhibit “A,” (3) business expense reimbursement pursuant to Section 6, and (4) continued Base Salary payments for three (3) months from the date of termination of employment to be paid in accordance with Company's scheduled payroll practices (in the case of Disability, offset by amounts payable to Employee pursuant to any disability plan sponsored by any member of the Company). For purposes of this Section 13, Disability is defined as Employee's incapacity, certified by a licensed physician selected by Company ("Company's Physician"), which precludes Employee from performing the essential functions of Employee's duties hereunder for a substantial portion of any consecutive period of six (6) months or more. In the event Employee disagrees with the conclusions of the Company's Physician, Employee (or Employee's representative) shall designate a physician ("Employee's Physician"), and Company's Physician and Employee's Physician shall jointly select a third physician ("Third Physician"), who shall make the determination which determination shall be final and binding on the parties hereto. Employee hereby consents to any examination or to provide or authorize access to any medical records that may be reasonably required by Company's Physician or the Third Physician in connection with any determination to be made pursuant to this Section 13.

14.

Termination by Company for Cause. Company may terminate Employee’s employment hereunder for Cause (as defined below) at any time. If Company terminates Employee's employment for Cause, Employee shall have no right to receive any compensation or benefit hereunder or otherwise from the Company on and after the effective date of termination of employment other than (1) unpaid Base Salary earned to the date of termination of employment (which shall be paid on Company's next scheduled payroll date), and (2) any earned but unpaid compensation under the Bonus Plan as provided in Exhibit “A,” and (3) business expense reimbursement pursuant to Section 6. For purposes of this Section 14, Cause is defined as Employee's (a) failure to abide by Company's policies and procedures, (b) misconduct, insubordination, or inattention to Company's business, (c) failure to perform the duties required of Employee up to the standards established by the Company, or other material breach of this Agreement (other than as a result of a Disability), (d) fraud, embezzlement, theft, or comparable dishonest activity committed by Employee, (e) Employee’s conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony or any misdemeanor involving fraud, dishonesty, possession or use of illegal drugs or moral turpitude, (f) Employee’s breach, neglect, refusal or failure to materially discharge his duties or Employee’s failure to comply with the lawful directions of Company, (g) failure to disclose the existence of and/or Employee’s obligations under any restrictive covenants, whether enforceable or not; or (h) Employee’s violation of Section 12(i) above.

15.

Termination by Company other than for Cause. Company may, during the Probationary Period and, at any time thereafter, terminate Employee's employment hereunder without Cause by delivering a written notice of termination to Employee. If Company terminates Employee's employment during the Probationary Period, then Employee shall have no right to receive any compensation or benefit hereunder or otherwise from the Company on and after the effective date of termination of employment. If Company shall terminate Employee’s employment for any reason, other than for Cause, death, or Disability (as those terms are defined herein), or during the Probationary Period, Employee shall receive (1) Base Salary payments for six (6) months, to the extent unpaid at the date of termination and paid in accordance with Company's scheduled payroll practices, (2) any earned but unpaid compensation under the Bonus Plan as provided in Exhibit “A,” (3) business expense reimbursement pursuant to Section 6, and (4) continued coverage, at no cost to Employee or his then covered dependents, under Company's health and insurance programs for three (3) months; provided, however, that (a) if such continued coverage is not permitted under the terms of such plans, then Company shall provide Employee and his dependents substantially similar coverage and (b) if Employee becomes eligible for health and insurance coverage from a new company (and any benefits received by or made available to Employee shall be reported by Employee to Company), then Company's obligations pursuant to this clause (4) shall cease. The payments and benefits to be provided pursuant to this Section 14 upon termination of Employee's employment shall constitute the exclusive payments in the nature of severance, termination pay or salary continuation which shall be due to the Employee and shall be in lieu of any other such payments or benefits under any plan, program, policy or arrangement which has heretofore been or shall hereafter be established by any member of the Company. With respect to the Base Salary payments identified in clause (1) above, Employee shall have a duty to reasonably mitigate damages following termination pursuant to this Section 14. The amount of any Base Salary payment provided for under this Section 14 shall be reduced by any compensation earned by Employee within three (3) months of Employee’s termination date with Company. Employee agrees to immediately advise Company in writing of (a) the acceptance of any employment following termination, and (b) the amount of all compensation received within three (3) months of Employee’s date of termination with Company.

16.

Termination by Employee for Cause. Employee may terminate Employee’s employment hereunder for Cause (as defined below) at any time upon written notice to the Company specifying a date of termination not less than fifteen (15) days following the date of the written notice. Such notice shall specify the facts relied upon by Employee to determine that Cause exists. If the Company cures the breach or violation cited in the notice prior to the date of termination specified in the notice, Employee may not terminate Employee’s employment for Cause. Between the date notice is given and the date of termination, Employee shall not be employed by any other person or entity, and shall continue to perform Employee’s duties for the Company to the extent Employee is requested by the Company to do so. The Company may relieve Employee of some or all of Employee’s duties between the date notice is given and the date of termination, and such action shall not constitute Cause for Employee to terminate Employee’s employment under this Section 16.

For purposes of this Section 16, “Cause” shall mean:

a.	A material, substantial, and permanent reduction in Employee’s duties, responsibilities or authority at Company without Employee’s prior written consent; or

b.	A material breach of this Agreement; or

c.

The failure of Company to obtain any requisite license, permit or approval based on suitability from any government authority (the “Authorities), including any liquor license, permit or approval, in each case that would preclude Employee from carrying out his or her essential duties under this Agreement.

Employee shall be deemed to have waived Employee’s right to terminate for Cause with respect to any such breach or action if Employee does not notify Company in writing of such breach or action within thirty (30) days from when Employee has actual knowledge of the event that gives rise to such breach or action.

Employee shall receive the following should Employee terminate Employee’s employment hereunder for Cause: (1) Base Salary payments for six (6) months, to the extent unpaid at the date of termination and paid in accordance with Company's scheduled payroll practices, (2) any earned but unpaid compensation under the Bonus Plan as provided in Exhibit “A,” (3) business expense reimbursement pursuant to Section 6, and (4) continued coverage, at no cost to Employee or his then covered dependents, under Company's health and insurance programs for three (3) months; provided, however, that (a) if such continued coverage is not permitted under the terms of such plans, then Company shall provide Employee and his dependents substantially similar coverage and (b) if Employee becomes eligible for health and insurance coverage from a new company (and any benefits received by or made available to Employee shall be reported by Employee to Company), then Company's obligations pursuant to this clause (4) shall cease. The payments and benefits to be provided pursuant to this Section 16 upon termination of Employee's employment shall constitute the exclusive payments in the nature of severance, termination pay or salary continuation which shall be due to the Employee and shall be in lieu of any other such payments or benefits under any plan, program, policy or arrangement which has heretofore been or shall hereafter be established by the Company. With respect to the Base Salary payments identified in clause (1) above, Employee shall have a duty to reasonably mitigate damages following termination pursuant to this Section 16. The amount of any Base Salary payment provided for under this Section 16 shall be reduced by any compensation earned by Employee within three (3) months of Employee’s termination date with Company. Employee agrees to immediately advise Company in writing of (a) the acceptance of any employment following termination, and (b) the amount of all compensation received within three (3) months of Employee’s date of termination with Company.

17.

Termination by Employee other than for Cause. Employee may terminate Employee's employment hereunder upon thirty (30) days prior written notice to Company. If Employee shall terminate his employment other than for death or Disability, Employee shall have no right to receive any compensation or benefit hereunder or otherwise from the Company on and after the effective date of termination of employment other than (1) unpaid Base Salary earned to the date of termination of employment (which shall be paid on Company's next scheduled payroll date), and (2) business expense reimbursement pursuant to Section 6.

18.

Release; Full Satisfaction. No payments or benefits shall be provided pursuant to Sections 15, 16 or 17, unless and until Employee executes and delivers a standard form of general release of claims, and such release has become irrevocable; provided, however, that Employee shall not be required to release any indemnification rights or continuing rights to benefits under Company's benefit plans, in accordance with the terms and conditions of such plans.

19.

Cooperation Following Termination. Following termination of employment of Employee's employment hereunder for any reason, Employee agrees to reasonably cooperate with Company upon the reasonable request of the Company and to be reasonably available to Company with respect to matters arising out of Employee's services to any member of the Company. Company shall reimburse, or at Employee's request, advance Employee for expenses reasonably incurred in connection with such matters.

20.

Severability. If any provision hereof is unenforceable, illegal, or invalid for any reason whatsoever, such fact shall not affect the remaining provisions hereof, except in the event a law or court decision, whether on application for declaration, or preliminary injunction or upon final judgment, declares one or more of the provisions of this Agreement that impose restrictions on Employee unenforceable or invalid because of the geographic scope or time duration of such restriction. In such event, the Court shall have the authority to strike out and re-write the invalidated restrictions retroactively to make such provisions enforceable and valid.

21.	Survival. Notwithstanding anything in this Agreement to the contrary, to the extent applicable, Sections 11, 12 and 19 shall survive the termination of this Agreement.

22.

Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) when personally delivered, (ii) the business day following the day when deposited with a reputable and established overnight express courier (charges prepaid), or (iii) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified, notices shall be sent to the addresses indicated below:

To Company:

Tropicana Las Vegas, Inc.

3801 Las Vegas Blvd., South

Las Vegas, NV 89109

Attn: General Counsel

To Employee:

Jason Goudie

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

23.

Tax Withholding. Notwithstanding any other provision of this Agreement, Company may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such Federal, state, local and other taxes as shall be required to be withheld under any applicable law or regulation.

24.

Dispute Resolution. Except for a claim by either Employee or the Company for injunctive relief, any dispute or difference of opinion between Employee and the Company involving the meaning, interpretation, and application of any provision of this Agreement shall be adjusted exclusively through binding arbitration pursuant to JAMS, to the extent not inconsistent with the Paragraph. The arbitrator shall have no authority, jurisdiction, or power to amend, modify, nullify, or add to the provisions of this Agreement. The arbitrator shall have no authority to award non-economic damages or punitive damages except where such relief is specifically authorized by an applicable state or federal statute which creates a cause of action in the employment context. In such a situation, the arbitrator shall specify in his or her award the specific statute under which he or she has granted such relief. Costs shall be awarded to the prevailing party by the arbitrator. Each party shall pay its own attorney’s fees. No request to arbitrate will be entertained or processed unless it is received in writing by either party to this Agreement within ninety (90) calendar days after the occurrence of the event giving rise to the dispute. In the event a request to arbitrate is made by a party, they shall request a panel of 15 arbitrators from JAMS. The Arbitrator shall be selected by the mutual strike method; a coin toss will determine the first strike.

25.

No Waiver of Breach or Remedies. No failure or delay on the part of Company or Employee in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

26.

Amendment or Modification. No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the Vice President and General Counsel and Employee, nor consent to any departure by the Employee from any of the terms of this Agreement shall be effective unless the same is signed by the Vice President and General Counsel. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

27.

Governing Law; Venue. The laws of the State of Nevada shall govern the validity, construction and interpretation of this Agreement, without regard to conflict of law principles. Each party irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Nevada or any court of the State of Nevada located in Clark County in any action, suit or proceeding arising out of or relating to this Agreement or any matters contemplated hereby, and agrees that any such action, suit or proceeding shall be brought only in such court.

28.	Headings. The headings in this Agreement have been included solely for convenience of reference and shall not be considered in the interpretation or construction of this Agreement.

29.	Assignment. This Agreement is personal to Employee and may not be assigned by Employee.

30.	Successors and Assigns. This Agreement may be assigned by Company to its successors and shall be binding upon the successors and assigns of Company.

IN WITNESS WHEREOF, Company and Employee have entered into this Agreement in Las Vegas, Nevada, as of the date first written above.

EMPLOYEE:

By: /s/ Jason Goudie
Name: Jason Goudie

TROPICANA LAS VEGAS, INC.

By: /s/ Joanne M. Beckett
Name: Joanne M. Beckett
Vice President & General Counsel

EXHIBIT “A”

Employee shall be entitled to receive a Performance Bonus with respect to a Performance Period.

Performance Bonus shall mean fifty percent (50%) of the Employee’s Base Salary. One-half of the Performance Bonus shall be earned if the applicable EBITDA target for such Performance Period has been met. The other half of the Performance Bonus shall be earned if the applicable targets specific to Employee have been met. Targets specific to Employee shall be established at the beginning of each Performance Period.

Performance Period shall mean each calendar year.

EBITDA shall mean, its:

(a)

Net income (loss) plus (i) interest expense, (ii) income tax expense (or less income tax benefit), (iii) depreciation and amortization expense, and (iv) appropriate accruals with respect to the Employee Performance Bonus and bonus amounts for other Employee.